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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
HyperFeed Technologies, Inc.

We consent to the incorporation by reference in Registration Statement No. 333-36881 on Form S-8 and in the December 31, 2003 annual report on Form 10-K of PICO Holdings, Inc. of our report dated March 4, 2004, relating to the consolidated balance sheets of HyperFeed Technologies, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of HyperFeed Technologies, Inc. Our report refers to a change related to the method of accounting for goodwill in 2002.

/s/ KPMG LLP

Chicago, Illinois
March 9, 2004

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